EXHIBIT 1.1

FOR IMMEDIATE RELEASE

chinadotcom Announces Senior Executive Appointment at Pivotal,
its CRM Software Division

Hong Kong July 12, 2004 chinadotcom corporation (NASDAQ: CHINA; www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, today announced the appointment of Divesh Sisodraker as President and CEO of Pivotal Corporation, chinadotcom’s customer relationship management (“CRM”) software division.

“We are pleased to appoint Divesh Sisodraker as President and CEO of Pivotal,” said Raymond Ch’ien, Executive Chairman, chinadotcom. “Divesh has extensive business expertise and the right mix of skills to grow Pivotal and create value for its customers, partners, employees and chinadotcom. Divesh’s solid financial experience and in-depth knowledge of the CRM market make him the right leader for the right company.”

Divesh Sisodraker has been Pivotal’s Chief Financial Officer since October 2001 and was instrumental in creating a strong foundation for Pivotal’s current growth and improving financial performance. Sisodraker became CFO after a successful 18-month term as Vice President of Corporate Development during which time he was responsible for leading key market development initiatives, including acquisitions and major partnerships. Prior to joining Pivotal, Sisodraker was with A.L.I. Technologies, which is now a division of McKesson, a multibillion dollar healthcare IT company. Before joining the technology industry, he held senior financial roles with KPMG and HSBC Investment Bank. Sisodraker is a chartered accountant.

As Pivotal’s CEO, Sisodraker will assume responsibility for the strategic direction of the company, and oversee all operations on a global basis, including technology development, sales and marketing, professional services and administration. Sisodraker begins his new role immediately, and is based at Pivotal’s headquarters in Vancouver, British Columbia.

Former President and CEO, Bo Manning has decided to leave Pivotal and return to the United States to pursue other career opportunities. According to Raymond Ch’ien, “Bo Manning built an experienced leadership team with a common commitment to the growth and profitability of Pivotal. With its latest product advancements, successful vertical initiatives and expanded industry presence, Pivotal is well-positioned in the market. We wish Bo well in his new endeavors.”

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About chinadotcom corporation
chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,400 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom

FOR IMMEDIATE RELEASE

management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings or submissions with the United States Securities and Exchange Commission, including its Annual Report for the year ended December 31, 2003 on Form 20-F filed on May 7, 2004.

For further information, please contact:

Media Relations
Jane Cheng, Public Relations

Tel:	(852) 2961 2750
Fax:	(852) 2571 0410
e-mail:	jane.cheng@hk.china.com

Investor Relations
Craig Celek, Vice President, Investor Relations

Tel:	1-212-661-2160
Fax:	1-973-591-9976
e-mail:	craig.celek@hk.china.com

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